Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
Chad C. Braun (cbraun@amreit.com)
AmREIT, 713.850.1400

AmREIT EXPANDS ITS PORTFOLIO OF IRREPLACEABLE CORNERS IN HOUSTON WITH
THE ACQUISITION OF WOODLAKE SQUARE

HOUSTON, September 24, 2013 – AmREIT, Inc., announced today that it has completed the acquisition of Woodlake Square Shopping Center, a 160,761 square-foot shopping center in Houston, Texas that is anchored by Randalls and Walgreens.

Woodlake Square, located at the northeast corner of Westheimer and Gessner, has average household income in a one-mile radius of approximately $69,595, and 82,692 households in a three-mile radius. The center is located within the Westchase District, a municipal management district that is home to over 1,500 businesses housed in approximately 25 million square feet of office space. This high concentration of businesses drives daytime employment of approximately 126,883 within a three-mile radius of Woodlake Square.

Woodlake Square was purchased from AEW Value Investors II, L.P., a value-added real estate fund managed by AEW Capital Management. The asset was 90% owned by AEW Capital Management, 4% by AmREIT Monthly Income & Growth Fund IV, Ltd., 3% by AmREIT Monthly Income & Growth Fund III, Ltd., and 1% by AmREIT. As of June 30, 2013, Woodlake Square was 88% occupied with tenants such as Randalls, Walgreens, Jos. A. Bank, GNC, Corner Bakery, and Red Mango. Randalls is a division of Safeway, which operates 110 stores in Texas under the Randalls, Tom Thumb, and Simon David banners.

Between 2010 and 2012, AmREIT and AEW completely redeveloped the shopping center. The redevelopment included the negotiation of a new ground lease with Randalls, the tear down of the existing Randalls and the construction of a new and improved 59,230 square-feet Randalls, the addition of a fuel center, the development of 20,250 square feet of new retail improvements, new exterior façade over the existing retail, and the sale of a 4-acre parcel to a multifamily developer for the construction of a 256 unit multi-family complex. The acquisition also included two future development pad sites fronting Gessner Road on the western portion of the property.

Kerr Taylor, AmREIT’s Chief Executive Officer, commented: “Woodlake Square is an example of the benefit of our Advised Funds. We were able to successfully redevelop the shopping center off balance sheet without the disruption or volatility to our earnings and cash flow. Due to our preferential right, we were able to negotiate an off market purchase directly with AEW. We are pleased with the outcome of this transaction, and look forward to many more successful transactions with AEW.”

Woodlake Square was acquired for approximately $41.6 million, which will be funded by a $23.0 million secured mortgage and $18.6 million in cash. The secured mortgage bears a 4.3% interest rate, a 10-year term, and requires interest only payments for the first seven years and then principal and interest for the remaining two years based on a 30-year amortization schedule.

About AmREIT, Inc.

AmREIT believes it has one of the highest quality grocery and drugstore anchored retail portfolios in the REIT sector.  AmREIT's 29 year-old established platform has localized acquisition, operation and redevelopment expertise in the most densely populated and affluent submarkets of five of the top markets in the U.S.:  Houston, Dallas, San Antonio, Austin and Atlanta.  AmREIT’s management team has in-depth knowledge and extensive relationship advantages within its markets.  AmREIT's portfolio was 95.1% occupied as of June 30, 2013, and its top five tenants include Kroger, Landry's, CVS/Pharmacy, H-E-B, and Publix.   AmREIT also has access to an acquisition pipeline through its value add joint ventures, including three leading institutional investors who partner with the company as local experts.  AmREIT's common stock is traded on the New York Stock Exchange under the symbol “AMRE.”  For more information, please visit www.amreit.com.

For more information, call Chad C. Braun, AmREIT, at (713) 850-1400.